EXHIBIT 99.2

Ruling Issued in Rudolph’s Patent Infringement Case Brought by ITC
Judgment reverses at least $23.4 million in damages

Flanders, New Jersey (November 4, 2013)-Rudolph Technologies, Inc. (NASDAQ: RTEC) announced today that the United States Federal Court of Appeals issued a ruling in Rudolph’s ongoing patent infringement dispute with Integrated Technology Corporation of Tempe, Arizona (“ITC”). In the 13-page decision issued today, the U.S. Federal Court of Appeals ruled in favor of Rudolph by reversing the finding of liability against Rudolph for the post-August 2007 infringement of its ProbeWoRx® and PRVX systems of ITC’s US Patent No. 6,118,894 (the ‘894 patent) under the Doctrine of Equivalents, a legal principle which expands the language of patent claims to encompass products or processes which may otherwise be found not to literally infringe a patent. In addition, the Court reversed the finding of willful infringement against Rudolph in this matter, thus vacating the award of enhanced damages. Furthermore, the Appeals Court vacated the District Court’s award of attorney’s fees against Rudolph and remanded this issue for further hearing. Finally, the Appeals Court affirmed the award of damages assessed during the original trial for the literal infringement of the ‘894 patent by products sold prior to August of 2007. This lawsuit was initially brought by ITC in 2006 against Applied Precision, LLC prior to Rudolph’s acquisition of Applied’s probe card test and analysis business in December of 2007.
Robert Koch, Rudolph’s vice president and general counsel, stated “We are very pleased that the court found in favor of Rudolph and reversed the findings of infringement under the Doctrine of Equivalents and willfulness against our Company as well as vacating and remanding the award of attorney’s fees against Rudolph. With that, we are disappointed that the court did not remand the damages assessed against Rudolph for the pre-2007 products for further determination, so we will continue to pursue our options in this matter and are confident of our ultimate success in this case.”

About Rudolph Technologies
Rudolph Technologies, Inc. is a worldwide leader in the design, development, manufacture and support of defect inspection, advanced packaging lithography, process control metrology, and data analysis systems and software used by semiconductor device manufacturers worldwide. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down the costs and time to market of their products. The Company’s expanding portfolio of equipment and software solutions is used in both the wafer processing and final manufacturing of ICs, and in adjacent markets such as FPD, LED and Solar. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company’s website at www.rudolphtech.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include the results of future litigation as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph’s control. Such factors include, but are not limited to, the challenges presented by patent litigation and the protection of its products against allegations of patent infringement. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph’s Form 10-K report for the year ended December 31, 2012 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph’s current expectations, the company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

Contacts:
Investors:                    Trade Press:
Steven R. Roth                 Amy Pauling
973.448.4302                    952.259.1794
steven.roth@rudolphtech.com         amy.pauling@rudolphtech.com